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Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
BLUELINX HOLDINGS INC.
NOT OWNED BY CERBERUS ABP INVESTOR LLC
AT
$3.40 NET PER SHARE
BY
CERBERUS ABP INVESTOR LLC

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, AUGUST 27, 2010
UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of shares of common stock, $0.01 par value per share (the "Shares"), of BlueLinx Holdings Inc., a Delaware corporation (the "Company"), representing at least a majority of the Shares (including any Shares issued upon exercise of options), excluding Shares owned by Cerberus ABP Investor LLC, a Delaware limited liability company ("Purchaser"), and the officers and directors of the Company, issued and outstanding as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"), and (ii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares, such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "90% Condition"). The Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions. See "THE OFFER—Section 12. Conditions of the Offer."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE; PASSED ON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS; OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (i) THROUGH (viii). THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER SECURITIES IN THE OFFER.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower
One Bryant Park
New York, NY 10036

August 2, 2010

 IMPORTANT

        If you wish to tender all or any portion of your Shares in the Offer, you should either:

        (a)   complete and sign the Letter of Transmittal for the Offer (or a manually executed facsimile thereof) in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such executed facsimile thereof) and any other required documents to Registrar and Transfer Company, the "Depositary" for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or such executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in "The Offer—Section 3. Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or

        (b)   request that your broker, dealer, commercial bank, trust company or other nominee effect the tender of your Shares in the Offer. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares in the Offer.

        If you wish to tender your Shares in the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares in the Offer by following the procedures for guaranteed delivery described in "The Offer—Section 3. Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		i
INTRODUCTION		1
SPECIAL FACTORS		3
	1. Background	3
	2. Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger	5
	3. Position of Purchaser Regarding Fairness of the Offer and the Merger	6
	4. Certain Projected Financial Information	8
	5. Effects of the Offer and the Merger	13
	6. Conduct of the Company's Business if the Offer is not Completed	14
	7. Appraisal Rights; "Going Private" Rules	14
	8. Transactions and Arrangements Concerning the Shares	15
	9. Related Party Transactions; Certain Transactions Between Purchaser and the Company	16
	10. Interests of Certain Persons in the Offer	16
THE OFFER		17
	1. Terms of the Offer	17
	2. Acceptance for Payment and Payment for Shares	18
	3. Procedures for Tendering Shares	19
	4. Withdrawal Rights	22
	5. Material United States Federal Income Tax Consequences of the Offer and the Merger	23
	6. Market and Trading Information	25
	7. Possible Effects of the Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations	26
	8. Certain Information Concerning the Company	27
	9. Certain Information Concerning Purchaser and Cerberus	29
	10. Source and Amount of Funds	30
	11. Dividends and Distributions	30
	12. Conditions of the Offer	31
	13. Certain Regulatory and Legal Matters	34
	14. Fees and Expenses	35
	15. Miscellaneous	36
ANNEX A	DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND CERBERUS	A-1
ANNEX B	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	B-1
ANNEX C	GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS	C-1

 SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should read carefully this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer. Section and heading references are included to direct you to a more complete description of the topics contained in this summary.

  •
  Cerberus ABP Investor LLC ("Purchaser") is proposing to acquire all of the shares of common stock, $0.01 par value per share (the "Shares"), of BlueLinx Holdings Inc. (the "Company") not owned by Purchaser in a tender offer at a price of $3.40 per share, net to the Seller in cash (the "Offer Price") without interest and less any applicable withholding taxes, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal (the "Offer"). See "THE OFFER—Section 1. Terms of the Offer."

  •
  Purchaser currently owns approximately 55.39% of the outstanding Shares.

  •
  The tender offer is conditioned upon, among other things:

  •
  there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"); and

  •
  unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "90% Condition").

        The Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition is not waivable. See "THE OFFER—Section 12. Conditions to the Offer."

  •
  If following the consummation of the Offer, Purchaser owns 90% or more of the Shares, Purchaser will consummate a merger (the "Merger") between the Company and Purchaser under the "short form" merger provisions of the Delaware General Corporation Law (the "DGCL"). Under the DGCL, Purchaser may effect a "short form" merger without the affirmative vote of, or prior notice to, the Company's board of directors or stockholders if Purchaser owns at least 90% of each class of the Company's stock. See "SPECIAL FACTORS—Section 5. Effects of the Offer and the Merger."

  •
  If the other conditions to the Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Offer, Purchaser may engage in open market or privately negotiated purchases of Shares to obtain enough Shares to enable Purchaser to effect a short-form merger, propose that the Purchaser and the Company enter into a merger agreement, or leave the public minority interest outstanding. See "SPECIAL FACTORS—Section 6. Conduct of the Company's Business if the Offer is not Completed."

  •
  Purchaser has sufficient funds to purchase Shares tendered and to complete the Merger. The Offer Price implies a total cost of $49.6 million to purchase all of the Shares not currently owned by Purchaser, excluding Shares obtainable pursuant to the exercise of options to purchase Shares with an exercise price equal to or less than the Offer Price. See "THE OFFER—Section 10. Source and Amount of Funds."

i

  •
  This is a "going private" transaction. As a result of the Merger:

  •
  Purchaser would own all of the equity interests in the Company;

  •
  the Company's current stockholders other than Purchaser would no longer have any interest in the Company's future earnings or growth;

  •
  the Company's common stock would no longer trade on the New York Stock Exchange; and

  •
  the Company's financial statements will no longer be publicly available.

        See "THE OFFER—Section 7. Possible Effects of the Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations."

  •
  The Offer has been commenced without obtaining the prior approval of the Company's board of directors and such approval is not required for the Offer to be commenced or consummated. The Company's board of directors is required to advise the Company's stockholders of its position on the Offer within ten business days after the date of this Offer to Purchase. On July 21, 2010, Purchaser sent the board of directors of the Company a letter announcing Purchaser's intent to make the Offer. The Company's board of directors has formed a special committee comprised solely of independent directors with full power and authority of the Company's board to evaluate the Offer, make a recommendation to the board concerning what, if any, recommendation to make to the stockholders with respect to the Offer and to take any other lawful action it determines to be in the best interests of the Company and its stockholders. The Special Committee has retained Citadel Securities, LLC as its financial advisor and Jones Day as its legal advisor. See "INTRODUCTION."

  •
  Stockholders of the Company who sell their Shares in the Offer will, if the Offer is completed, receive cash for their Shares sooner than stockholders who wait for the Merger, but stockholders who tender will not be entitled to a judicial appraisal of the fair value of their Shares. If the Merger is completed, any stockholders who do not tender their Shares may exercise appraisal rights in accordance with Section 262 of the DGCL following notice of the Merger. See "SPECIAL FACTORS—Section 7. Appraisal Rights; "Going Private" Rules."

  •
  Purchaser believes that the Offer Price being offered in the Offer that unaffiliated stockholders will receive in the Merger is fair based on a number of factors, including:

  •
  that the Offer Price represents a premium of approximately 35.5% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to make the Offer and a premium of 16.8% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Offer;

  •
  that the Offer will provide an opportunity for the unaffiliated stockholders of the Company to sell their Shares without incurring typical brokerage or other transaction costs;

  •
  that neither the Offer, if consummated, nor the Merger will constitute a change of control under the Company's revolving credit facility or outstanding mortgage debt financing, whereas a similar transaction with an entity not affiliated with Cerberus could constitute a change of control under one or both such financing instruments, which in turn could require either or both such instruments to be refinanced or replaced on potentially materially more disadvantageous terms, and could also result in additional conditionality or delay in consummating such transaction;

  •
  that the consideration in the Offer and the Merger is entirely cash;

    •
    that, by proceeding with a tender offer, the Company's stockholders will be able to receive payment for their Shares earlier than would otherwise be the case if Purchaser sought to negotiate a merger agreement; and

    •
    that because of the limited trading volume of the Shares and small market capitalization of the Company, the Offer and the Merger will provide liquidity to the unaffiliated stockholders of the Company that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

  •
  Purchaser also believes that the corporate process by which the Offer and the Merger are being pursued is fair to the unaffiliated stockholders based on a number of factors, including:

  •
  that the Minimum Tender Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered in the Offer;

  •
  that each unaffiliated stockholder will be able to decide voluntarily whether or not to tender and all stockholders that do not tender will receive the same consideration in the Merger (if the Merger is completed) as in the Offer;

  •
  that in deciding to tender, unaffiliated stockholders will have the opportunity to consider the Special Committee's position on the Offer as well as its reasons therefor; and

  •
  that if the Merger is completed, stockholders who did not tender and who comply with the requirements of DGCL 262 will be entitled to appraisal rights.

        See "SPECIAL FACTORS—Section 3. Position of Purchaser Regarding Fairness of the Offer and the Merger."

        The following are some of the questions you, as a stockholder of the Company, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

Who is offering to buy my Shares?

        Our name is Cerberus ABP Investor LLC, a Delaware limited liability company. Unless the context indicates otherwise, we will use the terms "us," "we," "our" and "Purchaser" in this Offer to Purchase to refer to Cerberus ABP Investor LLC.

        Purchaser currently owns approximately 55.39% of the outstanding Shares. Purchaser is controlled by Cerberus Capital Management, L.P., a Delaware limited partnership, and its affiliated management companies (collectively, "Cerberus"). See "THE OFFER—Section 9. Certain Information Concerning Purchaser and Cerberus."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of common stock, $0.01 par value per share, of the Company that are not currently owned by us. See "Introduction, and "THE OFFER—Section 1. Terms of the Offer."

How much are you offering to pay for my Shares and what is the form of payment?

        We are offering to pay $3.40 per Share net to the seller in cash, without interest and less any required withholding taxes, if any. See "Introduction" and "The OFFER—Section 1. Terms of the Offer."

Will I have to pay any fees or commissions?

        No fees or brokerage commissions are payable by you to the Depositary. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and your nominee tenders your Shares on your behalf, your nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See "THE OFFER—Section 3. Procedures for Tendering Shares."

Do you have the financial resources to pay for the Shares? Is your financial condition relevant to my decision to tender my Shares in the Offer.

        We estimate that we will need approximately $49.6 million to consummate the Offer and the Merger. Subject to the conditions of the Offer being satisfied, investment funds managed by Cerberus will provide Purchaser with sufficient cash to consummate the Offer and the Merger. Consummation of the Offer is not subject to any financing or due diligence condition. See "THE OFFER—Section 10. Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition") and (ii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "90% Condition"). The Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition is not waivable but the 90% Condition and other conditions are waivable by Purchaser in its sole discretion. The Offer is also subject to other conditions. See "THE OFFER—Section 12. Conditions of the Offer."

Why are you making this Offer?

        We are making the Offer for the purpose of acquiring all of the remaining outstanding Shares that are not owned by us. We currently own approximately 55.39% of the outstanding Shares. Consummation of the Offer and the Merger at this time would allow public stockholders of the Company to realize a substantial premium over the stock price immediately prior to the public announcement of the Offer. See "SPECIAL FACTORS—Section 1. Background" and "SPECIAL FACTORS—Section 2. Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger."

What does the Company's board of directors recommend?

        This Offer is made without obtaining the prior approval of the Company's board of directors and is not conditioned on the receipt of Company's board approval. The Company's board of directors is required to advise stockholders of its board position on the Offer within ten business days of this Offer to Purchase. However, the approval of Company's board of directors is not required for stockholders to tender their Shares or for Purchaser to consummate the Offer. The Company's board of directors has formed a special committee consisting of Richard B. Marchese, Alan H. Schumacher and Richard S. Grant, three independent directors of the Company, to evaluate the Offer, make a recommendation to the board concerning what, if any, recommendation to make to the stockholders with respect to the Offer and to take any other lawful action it determines to be in the best interests of the Company and its stockholders (the "Special Committee"). The Special Committee has retained Citadel Securities, LLC as its financial advisor and Jones Day as its legal counsel.

How long do I have to decide whether to tender into the Offer?

        You will have at least until 12:00 midnight, New York City time, on Friday, August 27, 2010 to tender your Shares in the Offer unless we elect to extend the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "THE OFFER—Section 3. Procedures for Tendering Shares."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Registrar and Transfer Company, the Depositary, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See "THE OFFER—Section 1. Terms of the Offer."

        Following the satisfaction or waiver of all of the conditions to the Offer and acceptance of and payment for all of the Shares tendered during the offering period, we may elect to provide a subsequent offering period of at least 3 business days, during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer consideration. We currently do not intend to include a subsequent offering period, although we reserve the right to do so. See "THE OFFER—Section 1. Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to Registrar and Transfer Company, the Depositary, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, you should contact your nominee and give instructions that your Shares be tendered. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may be able to obtain three additional trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery. See "THE OFFER—Section 3. Procedures for Tendering Shares."

If I accept the Offer, when will I get paid?

        If the conditions are satisfied and we consummate the Offer and accept your validly tendered Shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by the Offer Price of $3.40, without interest and less any required withholding taxes, if any, promptly following expiration of the Offer. See "THE OFFER—Section 3. Procedures for Tendering Shares."

May I withdraw my previously tendered Shares?

        You may withdraw tendered Shares at any time until the Offer has expired. You also may withdraw, after September 30, 2010, Shares tendered and not accepted if the Offer has not expired prior to that date. You may not, however, withdraw Shares tendered during any subsequent offering period.

        To withdraw previously tendered Shares, you must deliver a written withdrawal notice to the Depositary at one of its addresses set forth on the back cover to this Offer to Purchase, prior to the expiration of the Offer. If you tendered your Shares by giving instructions to your broker, dealer, bank, trust company or other nominee, you must instruct your broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "THE OFFER—Section 3. Procedures for Tendering Shares."

v

How will my stock options, performance Shares and restricted Shares be treated in the Offer and the Merger?

        Options to acquire the Company's common stock may not be tendered into the Offer. If you wish to tender Shares of the Company's common stock subject to options, you must first exercise your options in accordance with their terms in sufficient time to tender the Shares received in the Offer. Following the Merger, any options that have not been exercised will remain outstanding subject to adjustment pursuant to the award agreements governing such options.

        Performance Shares and restricted Shares may be tendered into the Offer. Following the Offer, any performance Shares or restricted Shares that have not been tendered will by reason of the Merger be converted into the right to receive $3.40 per Share net in cash without any interest and less any required withholding taxes.

        See "SPECIAL FACTORS—Section 2. Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger."

Will the Offer be followed by a merger if all of the Shares are not tendered in the Offer?

        If we accept for payment and pay for at least a majority of the outstanding Shares (including any Shares issued upon exercise of options), excluding Shares owned by Purchaser and its affiliates and the officers and directors of the Company, and own at least 90% of the issued and outstanding Shares, we will effect the Merger. If the Merger takes place, all remaining stockholders of the Company (other than Purchaser and holders of shares who duly exercise appraisal rights under Delaware law) will receive $3.40 per Share net in cash without interest and less any required withholding taxes, if any, and the Purchaser will merge with and into the Company with the Company as the surviving corporation. See "THE OFFER—Section 7. Possible Effects of the Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations."

        If the other conditions to the Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Offer, Purchaser may engage in open market or privately negotiated purchases of Shares to obtain enough Shares to enable Purchaser to effect a short-form merger, propose that the Purchaser and the Company enter into a merger agreement, or leave the public minority interest outstanding. See "SPECIAL FACTORS—Section 6. Conduct of the Company's Business if the Offer is not Completed."

Are appraisal rights available in connection with the Offer or the Merger?

        No appraisal rights are available in connection with the Offer. However if the Merger is consummated, appraisal rights will be available to stockholders of the Company who do not tender their Shares into the Offer and who comply with the applicable procedures under DGCL Section 262. See "SPECIAL FACTORS—Section 7. Appraisal Rights; "Going Private" Rules."

What are the material U.S. federal income tax consequences of the Offer?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference between your adjusted tax basis in the Shares surrendered and the amount of cash you receive for those Shares. You are strongly urged to consult your tax advisor on the tax implications of tendering your Shares in the Offer or receiving cash in exchange for your Shares in the Merger. See "THE OFFER—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger."

What is the market value of my Shares as of a recent date?

        On July 21, 2010, the last trading day before we announced our intention to commence the Offer, the closing price of Company's common stock reported on the NYSE was $2.51 per Share. On July 30, 2010, the last trading day before commencement of the Offer, the closing price of Company's common stock reported on the NYSE was $3.71 per share. You should obtain a recent quotation for your Shares before deciding whether or not to tender. See "THE OFFER—Section 6. Market and Trading Information."

Do you think that the Offer and the Merger are fair to the stockholders of the Company that are unaffiliated with Purchaser?

        Purchaser believes that the Offer Price being offered in the Offer and the consideration to be paid to stockholders in the Merger is fair based on a number of factors, including: that the Offer Price represents a premium of approximately 35.5% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to make the Offer; that the tender offer will provide an opportunity for the unaffiliated stockholders of the Company to sell their Shares without incurring typical brokerage or other transaction costs; that the consideration in the Offer and the Merger is entirely cash; that neither the Offer, if consummated, nor the Merger will constitute a change of control under the Company's revolving credit facility or outstanding mortgage debt financing, whereas a similar transaction with an entity not affiliated with Cerberus could constitute a change of control under one or both such financing instruments, which in turn could require either or both such instruments to be refinanced or replaced on potentially materially more disadvantageous terms, and could also result in additional conditionality or delay in consummating such transaction; that, by proceeding with a tender offer, the Company's stockholders will be able to receive payment for their Shares earlier than would otherwise be the case if Purchaser sought to negotiate a merger agreement; and that because of the limited trading volume of the Shares and small market capitalization of the Company, the Offer and the Merger will provide liquidity to the unaffiliated stockholders of the Company that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

        Purchaser also believes that the corporate process by which the Offer and the Merger are being pursued is fair to the unaffiliated stockholders based on a number of factors, including: that the Minimum Tender Condition is not waivable and provides procedural protection to the unaffiliated stockholders because the Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered in the Offer; that each unaffiliated stockholder will be able to decide voluntarily whether or not to tender and all stockholders that do not tender will receive the same consideration in the Merger (if the Merger is completed) as in the Offer; that in deciding to tender, unaffiliated stockholders will have the opportunity to consider the Special Committee's position on the Offer as well as its reasons therefor; and that if the Merger is completed, stockholders who did not tender and who comply with the requirements of DGCL 262 will be entitled to appraisal rights.

Have any lawsuits been filed in connection with the Offer?

        Yes. Following the announcement of Purchaser's intent to make the Offer, on July 23, 2010, an individual shareholder of the Company filed a lawsuit in the Superior Court of Fulton County, Georgia commencing a purported class action lawsuit against the Purchaser, Cerberus, the Company and each of the individual board members of the Company. This complaint, styled as Kyle Habiniak v. Howard S. Cohen, et al. (Case No. 2010CV188733) seeks to enjoin the Offer and Merger and rescind the proposed transaction, to the extent already implemented.

        On July 27, 2010, an individual shareholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against the Purchaser, the Company and each of the individual board members of the Company. This complaint, styled as Joseph J. Hindermann v. BlueLinx Holdings Inc., et al. (Case No. 101743548), seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger, to rescind the proposed transaction, to the extent already implemented, and to impose a constructive trust in favor of the plaintiffs upon any benefits received by the defendants as a result of their wrongful conduct.

        In general, these complaints allege, among other things: (1) breaches of fiduciary duty by the Purchaser, Cerberus and the members of the Company's board of directors in connection with the Offer and the Merger; (2) that the proposed consideration offered by Purchaser is inadequate; and (3) that Purchaser is engaging in unfair self-dealing and acting to further its own interests at the expense of Company's minority shareholders. Purchaser believes that the claims in these cases have no merit. See "THE OFFER—Section 13. Certain Regulatory and Legal Matters."

Whom can I call with questions about the Offer?

        You can call Merrill Lynch, Pierce, Fenner & Smith Incorporated, our dealer manager for the Offer, toll-free at (888) 803-9655. See the back cover of this Offer to Purchase for additional information on how to contact our dealer manager.

To the Holders of Shares of BlueLinx Holdings Inc.:

INTRODUCTION

        Cerberus ABP Investor LLC ("Purchaser") is proposing to acquire all of the shares of common stock, $0.01 par value per share ("Shares"), of BlueLinx Holdings Inc. (the "Company") not owned by Purchaser, in a tender offer at a price of $3.40 per Share, net to the seller in cash (the "Offer Price"), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Offer").

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition) and (ii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer (the "90% Condition"). The Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions. See "THE OFFER—Section 12. Conditions of the Offer."

        Based on SEC filings by the Company, as of April 2, 2010 there were 32,676,562 Shares issued and outstanding and no options exercisable at or below the Offer Price.

        Purchaser owns 18,100,000 Shares. Based on SEC filings by the Company, as of April 2, 2010, officers and directors of the Company beneficially own 3,021,648 Shares (excluding options).

        Based on the foregoing, Purchaser estimates that there are approximately 11,554,914 Shares outstanding, excluding Shares owned by Purchaser and the officers and directors of the Company.

        Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 5,777,458 Shares (excluding Shares owned by Purchaser and the officers and directors of the Company) are validly tendered and not withdrawn prior to the Expiration Date. Purchaser has not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Minimum Tender Condition may vary significantly from the number reported in this Offer to Purchase.

        The Offer will expire at 12:00 midnight, New York City time, on Friday, August 27, 2010, or any later time to which we extend the period of time during which the Offer is open.    The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, August 27, or any later time to which Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, so extended, expires.

        This Offer is made without obtaining the prior approval of the Company's board of directors and is not conditioned on the receipt of the Company's board approval. The board of directors of the Company is required to file with the Securities and Exchange Commission (the "SEC") and provide to stockholders, within ten business days from the date of this document, a "Solicitation/Recommendation Statement on Schedule 14D-9" to advise stockholders of its position on the Offer. However, neither the recommendation nor approval of the Company's board of directors is required for stockholders to tender their Shares or for Purchaser to consummate the Offer. The Schedule 14D-9 will also contain other important information, and Purchaser recommends that holders of Shares review it carefully when it becomes available. On July 27, 2010, the Company issued a press release and filed it with the SEC under cover of Schedule 14D-9-C to announce that its board of directors had appointed a special committee (the "Special Committee") consisting solely of independent directors to evaluate the Offer, make a recommendation to the board concerning what, if any, recommendation to make to the stockholders with respect to the Offer and to take any other lawful action it determines to be in the best interests of the Company and its stockholders. The Special Committee has retained Citadel Securities, LLC as its financial advisor and Jones Day as its legal counsel.

        The purpose of the Offer is to acquire all of the remaining outstanding Shares that are not owned by Purchaser. Purchaser currently owns 55.39% of the outstanding Shares. If the Offer is completed and the 90% Condition is satisfied, Purchaser will cause the "short-form" merger of Purchaser and the Company (the "Merger") in accordance with the DGCL without prior notice to, or any action by, any other stockholder or the board of directors of the Company. This Merger will result in each then outstanding Share (other than Shares owned by Purchaser and holders who duly exercise appraisal rights under Delaware law) being converted into the right to receive the same amount of cash consideration as is paid in the Offer. See "SPECIAL FACTORS—Section 7. Appraisal Rights; 'Going Private' Rules." If the other conditions to the Offer are satisfied or waived and Purchaser waives the 90% Condition and completes the Offer, Purchaser may engage in open market or privately negotiated purchases of Shares to obtain enough Shares to enable Purchaser to effect a short-form merger, propose that the Purchaser and the Company enter into a merger agreement, or leave the public minority interest outstanding. See "SPECIAL FACTORS—Section 6. Conduct of the Company's Business if the Offer is not Completed."

        Appraisal rights are not available in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to stockholders of the Company who do not tender their Shares into the Offer and who comply with the applicable procedures under DGCL Section 262. See "SPECIAL FACTORS—Section 7. Appraisal Rights; 'Going Private' Rules."

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us pursuant to the Offer. If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you should check with your broker, dealer, bank, trust company or other nominee as to whether they charge any service fees. However, if you do not complete and sign the Form W—9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W—8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See "THE OFFER—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger" for more information regarding the material tax consequences of the Offer and the Merger to holders of Shares.

        Purchaser will pay all fees and expenses of Registrar and Transfer Company, as depositary (the "Depositary"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as dealer manager, incurred in connection with the Offer. See "THE OFFER—Section 3. Procedures for Tendering Shares."

        The Offer is made only for Shares not currently owned by Purchaser.

        THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before any decision is made with respect to the Offer.

 SPECIAL FACTORS

1.     Background

        On May 7, 2004, ABP Distribution Holdings Inc. ("ABP"), a newly formed company owned by Cerberus and members of management, acquired assets of Georgia-Pacific's distribution division. ABP subsequently merged into the Company. On December 17, 2004, the Company consummated an initial public offering. Cerberus did not sell any of its Shares in the initial public offering but the Company used substantially all of the proceeds from the initial public offering to repay and refinance indebtedness of the Company held by Cerberus and redeem preferred stock of the Company held by Cerberus.

        Cerberus has beneficially owned 18,100,000 Shares since the initial public offering of the Company. Currently, Cerberus' ownership is approximately 55.39% of the outstanding Shares.

        Cerberus regularly reviews its investments and strategic alternatives. Over the past twelve months, Lenard Tessler, Steven Mayer and Robert Warden of Cerberus had sporadic, informal communications with Howard Cohen, Chairman of the Company, about the possibility of Cerberus taking the Company private. Prior to Cerberus' public announcement of its intention to commence the Offer, Cerberus did not commit to make a proposal to take the Company private or commit to any specified offer price or range of values. During this time period, Cerberus was internally evaluating the desirability of a going-private transaction and the price per share it might be willing to offer, and therefore Cerberus did not indicate any transaction terms (including price range) to Mr. Cohen. In these communications with Cerberus, Mr. Cohen did not provide any analysis or other information that Cerberus considered material to its valuation of the Company or the Offer Price. On July 7, 2010, the Cerberus investment committee discussed and gave preliminary approval for Purchaser to make the Offer. On July 21, 2010, Purchaser delivered the following letter to the board of directors of the Company:

Board of Directors BlueLinx Holdings Inc. 4300 Wildwood Parkway Atlanta, Georgia 30339
Attention:	Howard Cohen George R. Judd

Gentlemen:

        Cerberus ABP Investor LLC ("CAI") is pleased to advise you that it intends to commence a tender offer for all of the outstanding shares of common stock of BlueLinx Holdings Inc. ("BlueLinx" or the "Company") not owned by CAI, at a purchase price of $3.40 per share in cash. This represents a premium of approximately 35.5% over the closing price on July 21, 2010, and a 16.8% premium over the volume-weighted average closing price for the last 30 trading days. In our view, this price represents a fair price to BlueLinx's stockholders.

        The tender offer will be conditioned upon, among other things, the tender of a majority of shares not owned by CAI or by the directors or officers of the Company and, unless waived, CAI owning at least 90% of the outstanding BlueLinx common stock as a result of the tender or otherwise. Any shares not acquired in the tender offer are expected to be acquired in a subsequent merger transaction at the same cash price per share. The tender offer is not subject to any financing or due diligence condition.

        We believe that our offer to acquire the shares of BlueLinx not owned by CAI represents a unique opportunity for BlueLinx's stockholders to realize the value of their shares at a significant premium to BlueLinx's current and recent stock price. As the longtime majority stockholder of BlueLinx, we wish to acknowledge your dedicated efforts as board members of the Company and to express our appreciation for the significant contribution that the board members of BlueLinx have made to the Company in the challenging business and economic environment of the past few years.

        In considering our tender offer, you should be aware that in our capacity as a stockholder we are interested only in acquiring the BlueLinx shares not already owned by us and that in our capacity as a stockholder we have no current interest in selling our stake in BlueLinx nor would we currently expect, in our capacity as a stockholder, to vote in favor of any alternative sale, merger or similar transaction involving BlueLinx other than the transaction outlined here.

        CAI has not had any substantive discussions or negotiations with members of the Company's management regarding their ability to "roll" their BlueLinx shares or stock options, or regarding any changes to existing employment agreements, equity incentive plans or benefit arrangements, in connection with the tender offer. However, at the appropriate time, we may explore, and discuss with management, any or all such topics.

        CAI does not expect the tender offer and merger to result in a change of control under the Company's existing revolving credit facility or mortgage debt financing.

        We intend to commence our tender offer within approximately seven days. CAI believes it would be appropriate for the Company's board of directors to form a special committee consisting of independent directors not affiliated with CAI to consider CAI's tender offer and to make a recommendation to the Company's stockholders with respect thereto. In addition, CAI encourages the special committee to retain its own legal and financial advisors to assist in its review of our tender offer and the development of its recommendation.

        We will file a Schedule 13D amendment, and as such, we feel compelled to issue a press release, a copy of which is attached for your information. We expect to make the release public prior to the opening of the New York Stock Exchange on July 22, 2010.

Very truly yours,
CERBERUS ABP INVESTOR LLC
/s/ STEVEN F. MAYER
Managing Director

        Purchaser issued a press release prior to the opening of the market on July 22, 2010 announcing the Offer and filed an amendment to its Schedule 13D with the SEC including the letter to the board of directors of the Company and the press release. On July 27, 2010, the Company issued a press release announcing that its board of directors had formed the Special Committee comprised solely of independent directors with full power and authority of the Company's board to review and evaluate the Offer, to make a recommendation to the board concerning what, if any, recommendation to make to stockholders with respect to the Offer and to take any other lawful action it determines to be in the best interests of the Company and its stockholders and that the Special Committee had retained Citadel Securities, LLC as its financial advisor to assist the Special Committee's review of the Offer and Jones Day to provide legal advice to the Special Committee. The Special Committee is comprised of Richard B. Marchese, Alan H. Schumacher and Richard S. Grant. On Wednesday, July 28, 2010 Robert Warden of Cerberus received a communication from a representative of Citadel, financial advisor to the Special Committee, requesting that Purchaser consider delaying the launch of the Offer. Mr. Warden responded that Purchaser did not intend to delay the Offer. Purchaser determined that a delay was not advisable because it believed that more informed discussions could occur with the Special Committee after the Offer to Purchase was publicly available to stockholders. On July 29, 2010 the Company advised Purchaser that it did not wish to provide stockholder information in response to its informal requests and asked Purchaser to comply with Rule 14d-5 in order to obtain the stockholder information. Purchaser elected instead to seek shareholder information pursuant to Section 220 of the DGCL, by letter delivered to the Company on July 30, 2010.

2.     Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger

        The purpose of the Offer is for Purchaser to acquire for cash as many Shares as necessary for Purchaser to own at least 90% of the issued and outstanding Shares as a first step in acquiring all of the equity interests in the Company not owned by Purchaser. Purchaser believes that as a privately held corporation, the Company will have greater operating flexibility to manage its business and benefit from the reduction of expenses associated with being a public company. Purchaser anticipates that the decrease in costs associated with being a public company (for example, as a privately held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the SEC, publish and distribute to its stockholders annual reports and proxy statements, or comply with certain provisions of the Sarbanes-Oxley Act of 2002), should result in savings of approximately $3 million per year. In addition, the burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including for example, the dedication of time by and resources of the Company's management and board of directors to stockholder inquiries and investor and public relations, will be eliminated. The acquisition of Shares not owned by Purchaser or its affiliates has been structured as a cash tender offer and if successful, will be followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser and provide BlueLinx stockholders with cash for all of their Shares as promptly as practicable.

        Under the DGCL, once Purchaser owns at least 90% of the outstanding Shares, Purchaser could effect the Merger without a vote of, or prior notice to, the Company's stockholders or board of directors. Pursuant to the Merger, each then outstanding Share (other than Shares owned by Purchaser or Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), would be converted pursuant to the terms of the Merger into the right to receive the same amount of cash consideration as is paid in the Offer.

        In structuring the transaction as a tender offer subject to the Minimum Tender Condition and the 90% Condition followed by the Merger, we considered, among other things, the following:

  •
  a tender offer followed by a merger is a common means of effecting a going private transaction;

  •
  inclusion of the Minimum Tender Condition provides procedural fairness to unaffiliated stockholders of the Company in responding to the Offer;

  •
  unaffiliated stockholders of the Company would most likely receive payment for their Shares sooner in a tender offer than if Purchaser pursued a negotiated merger transaction;

  •
  no separate approval of the Company's board of directors is required to commence or complete the Offer, as the Offer is made directly to the Company's stockholders; and

  •
  if the 90% Condition is satisfied, we will consummate the Merger in which public stockholders who did not tender in the Offer and who do not seek appraisal rights will be paid the same amount of cash per Share as stockholders who tendered in the Offer.

        We expect that following the Merger, the business and operations of the Company will be continued substantially as they are conducted currently. We may conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel during the pendency of the Offer. After the consummation of the Offer and the Merger, we may take such actions as we deem appropriate in light of the circumstances which then exist. Possible changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy, although neither Cerberus nor Purchaser has any current plans with respect to any of such matters.

        Except as disclosed in this Offer to Purchase, neither Cerberus nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or board of directors.

3.     Position of Purchaser Regarding Fairness of the Offer and the Merger

        The rules of the SEC require Purchaser to express its beliefs as to the fairness of the Offer and the Merger to stockholders of the Company who are not affiliated with Purchaser.

        Purchaser believes that the Offer Price to be received by the unaffiliated stockholders of the Company pursuant to the Offer and the Merger is fair to such unaffiliated stockholders. Purchaser bases its belief on the following factors, each of which, in its judgment, supports its views as to the fairness of the Offer and the Merger:

  •
  The Offer Price represents a premium of approximately 35.5% to the closing price of $2.51 for the Shares on July 21, 2010, the last trading day prior to the date on which Purchaser announced its intention to make the Offer and a premium of 16.8% to the volume-weighted average closing price for the 30 trading days prior to the first public announcement of the Offer.

  •
  The Offer provides the Company's unaffiliated stockholders who are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring the transaction costs typically associated with market sales.

  •
  The Offer Price will be paid in cash.

  •
  that neither the Offer, if consummated, nor the Merger will constitute a change of control under the Company's revolving credit facility or outstanding mortgage debt financing, whereas a similar transaction with an entity not affiliated with Cerberus could constitute a change of control under one or both such financing instruments, which in turn could require either or both such instruments to be refinanced or replaced on potentially materially more disadvantageous terms, and could also result in additional conditionality or delay in consummating such transaction;

  •
  That, by proceeding with a tender offer, the Company's stockholders will be able to receive payment for their Shares earlier than would otherwise be the case if Purchaser sought to negotiate a merger agreement.

  •
  The Offer is not subject to any financing or due diligence condition.

  •
  That because of the limited trading volume of the Shares and small market capitalization of the Company, the Offer and the Merger will provide liquidity to the unaffiliated stockholders of the Company that may not otherwise be obtainable without potentially materially adversely affecting the trading price of the Shares.

        In addition Purchaser believes that the Offer is procedurally fair to unaffiliated stockholders of the Company based on the following factors:

  •
  The Minimum Tender Condition, which is not waivable, provides procedural protection to the unaffiliated stockholders because the Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders are tendered in the Offer.

  •
  Each of the unaffiliated stockholders will be able to decide voluntarily whether or not to tender their Shares in the Offer, and if the Offer and the Merger are completed and a stockholder has elected not to tender, that stockholder will receive the same amount of cash per Share in the Merger as that stockholder would have received if that stockholder had tendered into the Offer.

  •
  In deciding whether to tender, unaffiliated stockholder will have the opportunity to consider the Special Committee's position on the Offer as well as its reasons therefor.

  •
  If the Merger is completed, stockholders who do not tender their Shares into the Offer and who comply with the requirements of DGCL 262 will be entitled to a judicial determination of the "fair value" of their Shares, which could be greater than, less than or the same as the Offer Price.

        We also considered the following factors, each of which we considered to be negative in our considerations concerning fairness of the terms of the transaction:

  •
  Stockholders who tender Shares into the Offer or whose Shares are converted into cash in the Merger will not participate in the future earnings or growth, if any, of the Company;

  •
  The financial interests of Purchaser are adverse to the financial interests of the Company's stockholders unaffiliated with Cerberus. In addition, as described under "SPECIAL FACTORS—Section 10. Interests of Certain Persons in the Offer," officers and directors of the Company have actual or potential conflicts of interest in connection with the Offer and the Merger; and

  •
  The sale of Shares in the Offer and Merger is generally taxable to stockholders.

        Purchaser did not find it practicable to assign, nor did Purchaser assign, relative weights to the individual factors considered in reaching its conclusion regarding fairness.

        In reaching its conclusion as to fairness, although Purchaser analyzed the Company's total enterprise value, which included estimates of the value of certain of the Company's assets in that analysis, Purchaser did not consider the liquidation value of the Company's assets because Purchaser considers the Company to be a viable going concern. In addition, the liquidation of the Company's assets was not considered to be a viable course of action based on Purchaser's desire for the Company to continue to conduct its business. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares, and Purchaser believes that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders.

        Purchaser did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company's net book value per share as of January 2, 2010, calculated by dividing total shareholders' equity by the number of Shares outstanding, was $1.57.

        We are not aware of any firm offers made for the Company during the past two years and in any event have no current intention of selling the Shares that we own, and therefore did not consider any such offers in reaching our conclusion as to fairness.

        Purchaser's consideration of the factors described above reflects its assessment of the fairness of the Offer Price to the Company's unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis.

        The foregoing discussion of the information and factors considered by Purchaser is not intended to be exhaustive, but is believed to include the material factors considered by Purchaser. Purchaser's views as to the fairness of the Offer to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder's Shares in the Offer.

4.     Certain Projected Financial Information

  Company Projections

        From time to time, as part of its regular financial planning process, the Company prepares financial and operating projections for the Company and provides this information to Purchaser in its capacity as the majority stockholder. Prior to Purchaser making the Offer, the Company provided Purchaser with the Company's annual operating plan for 2010 in February 2010 and subsequently updated and expanded it to include an operating forecast for the years 2011 through 2014 (the

"Company Operating Plan"). Set forth below are certain selected items from the Company Operating Plan:

Company Operating Plan
(dollars in millions)

	FYE 2009	FYE 2010E	FYE 2011E	FYE 2012E	FYE 2013E	FYE 2014E
New Housing Starts (000s)	554	650	900	1,000	1,200	1,300
Net Revenue	$1,646.1	$1,982.5	$2,768.4	$3,168.0	$3,915.6	$4,369.3
Net Revenue Year over Year Growth %	n/a	13.0%	25.8%	14.4%	23.6%	11.6%
Cost of Goods Sold	1,452.9	1,749.6	2,443.1	2,795.8	3,455.5	3,855.9

Gross Profit	$193.2	$232.9	$325.3	$372.2	$460.1	$513.4
Gross Profit Margin %	11.7%	11.8%	11.8%	11.8%	11.8%	11.8%
Operating Expenses	237.5	246.9	286.7	308.1	339.8	357.5
Operating Expenses as % of Net Revenue	14.4%	12.5%	10.4%	9.7%	8.7%	8.2%

EBIT	$(44.3)	$(14.0)	$38.6	$64.1	$120.3	$155.9
EBIT Margin %	n/a	n/a	1.4%	2.0%	3.1%	3.6%
Depreciation & Amortization	$17.0	$14.4	$12.6	$11.9	$12.9	$14.6
Other Non-operating Income	27.5	—	—	—	—	—

EBITDA(1)	$0.2	$0.4	$51.2	$76.0	$133.2	$170.5
EBITDA Margin %	0.0%	0.0%	1.8%	2.4%	3.4%	3.9%
Net Cash Interest Expense	32.5	34.4	28.4	28.2	28.6	27.9
Net Income (loss)	(61.5)	(48.3)	10.2	25.1	59.6	83.2
Increase/(Decrease) in Working Capital	0.3	0.6	(37.8)	(43.7)	(36.8)	(49.3)
Total Debt (end of period)	$341.7	$394.3	$364.7	$379.5	$357.9	$318.4

(1)
EBITDA is an amount equal to net (loss) income plus interest expense, charges associated with ineffective interest rate swap, write-off of debt issue costs, charges associated with mortgage refinancing, income taxes, and depreciation and amortization. EBITDA is presented herein because we believe it is a useful supplement to cash flow from operations in understanding cash flows generated from operations that are available for debt service (interest and principal payments) and further investment in acquisitions. However, EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles ("GAAP"), and is not intended to present a superior measure of the financial condition from those determined under GAAP. EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. This footnote applies to each subsequent disclosure of EBITDA in this Offer to Purchase.

        The foregoing information from the Company Operating Plan has been included in this Offer to Purchase for the limited purpose of giving stockholders of the Company access to financial projections that were prepared by the Company's management and delivered to Purchaser.

        Following receipt of the Company Operating Plan, in April 2010 Purchaser requested that management of the Company develop a "stretch" plan for 2010, based on more aggressive assumptions, including, among other things, that new U.S. housing starts would be 700,000 rather than 650,000 in 2010 (the "Stretch Plan"). Set forth below are certain selected items from the Stretch Plan.

 Stretch Plan
(dollars in millions)

FYE 2010E
New Housing Starts (000s)	700
Net Revenue	$2,201.5
Net Revenue Year-over-Year Growth %	25.4%
Cost of Goods Sold	1,945.8

Gross Profit	$255.7
Gross Profit Margin %	11.6%
Operating Expenses	265.5
Operating Expenses as % of Net Revenue	12.1%

EBIT	$(9.9)
EBIT Margin %	n/a
Depreciation & Amortization	$14.4
Other Non-operating Income	—

EBITDA	$4.5
EBITDA Margin %	0.2%
Net Cash Interest Expense	34.4
Net Income (loss)	(44.2)
Increase/(Decrease) in Working Capital	(24.7)
Total Debt (end of period)	$374.9

        The foregoing information from the Stretch Plan has been included in this Offer to Purchase for the limited purpose of giving stockholders of the Company access to financial projections that were prepared by the Company's management and delivered to Purchaser.

        We believe the Company Operating Plan and Stretch Plan were prepared for the Company's internal purposes without a view to dissemination to the public, and that the projections contained therein are based upon a variety of assumptions relating to the Company's business which we believe the Company considered reasonable at the time. It is Purchaser's understanding that management used industry research available at the time as well as its assessment of the Company's current operations in developing a variety of assumptions inherent in the Company Operating Plan and Stretch Plan. These assumptions include, but are not limited to, the number of annual U.S. housing starts, the Company's revenue per start and the Company's fixed versus variable operating costs. The Company's revenues are closely tied to the level of U.S. residential construction activity. Purchaser believes that many industry analysts' expectations for the number of new U.S. housing starts in 2010 and 2011 were higher at the time the Company Operating Plan and Stretch Plan were developed than they are currently. Accordingly, Purchaser does not believe that certain assumptions of the Company Operating Plan, including 650,000 new U.S. housing starts for 2010 and 900,000 new U.S. housing starts for 2011 and certain assumptions of the Stretch Plan, including 700,000 new U.S. housing starts for 2010, are likely to be realized.

  Purchaser Projections

        In July 2010, Purchaser prepared projections (the "Purchaser Projections") based on information underlying the Company Operating Plan and Purchaser's own assumptions and estimates which, in general, are less optimistic than the Company Operating Plan. In particular, the Purchaser Projections assume that the U.S. housing recovery is delayed, with new U.S. housing starts of 625,000 for both 2010 and 2011, gradually growing to 1,200,000 new housing starts in 2014. In addition, the Purchaser Projections assume that the average size of single family homes decreases 1% in 2010, remains flat in both 2011 and 2010 and then increases 1% per year thereafter. Set forth below are certain selected items from the Purchaser Projections:

Purchaser Projections
(dollars in millions)

	FYE 2009	FYE 2010E	FYE 2011E	FYE 2012E	FYE 2013E	FYE 2014E
New Housing Starts (000s)	554	625	625	750	850	1,200
Average Size (sq. ft.) of New Starts	2,373	2,349	2,349	2,349	2,373	2,396

Total Size (sq. ft.) of New Starts (000s)	1,314,642	1,468,294	1,468,294	1,761,953	2,016,848	2,875,788
Net Revenue per Start	$2,971.3	$2,912.2	$2,912.2	$2,912.2	$2,970.7	$3,030.4
Net Revenue per New Square Foot	$1.25	$1.24	$1.24	$1.24	$1.25	$1.26
Net Revenue	$1,646.1	$1,820.1	$1,820.1	$2,184.1	$2,525.1	$3,636.5
Net Revenue Year-over-Year Growth %	n/a	10.6%	0.0%	20.0%	15.6%	44.0%
Cost of Goods Sold	1,452.9	1,602.5	1,602.5	1,925.8	2,229.6	3,218.2

Gross Profit	$193.2	$217.6	$217.6	$258.4	$295.5	$418.3
Gross Profit Margin %	11.7%	12.0%	12.0%	11.8%	11.7%	11.5%
Operating Expenses	237.5	241.1	247.7	270.4	287.1	321.8
Operating Expenses as % of Net Revenue	14.4%	13.2%	13.6%	12.4%	11.4%	8.9%

EBIT	$(44.3)	$(23.5)	$(30.1)	$(12.1)	$8.4	$96.4
EBIT Margin %	n/a	n/a	n/a	n/a	0.3%	2.7%
Depreciation & Amortization	$17.0	$13.9	$14.7	$15.5	$16.5	$9.2
Other Non-operating Income	27.5	—	—	—	—	—

EBITDA	$0.2	$(9.6)	$(15.5)	$3.5	$24.9	$105.6
EBITDA Margin %	0.0%	n/a	n/a	0.2%	1.0%	2.9%
Interest Expense	37.7	27.4	27.9	29.4	30.7	31.5
Net Income (loss)	(61.5)	(28.8)	(58.0)	(41.5)	(22.3)	65.0
Increase/(Decrease) in Working Capital	0.3	5.8	—	(8.9)	(8.9)	(88.3)
Total Debt (end of period)	$341.7	$350.3	$414.5	$470.3	$499.9	$469.5

        In July 2010, the Purchaser also prepared projections (the "Upside Case") based on more optimistic assumptions than the Purchaser Projections. In particular, the Upside Case assumes that the U.S. housing recovery occurs more quickly than in the Purchaser Projections, with U.S. housing starts growing from 625,000 in 2010 to 1,300,000 in 2014, and that the average size of single family homes decreases 1% in 2010, remains flat in 2011 and then increases at a rate of 1% per year thereafter. Set forth below are certain selected items from the Upside Case:

Upside Case
(dollars in millions)

	FYE 2009	FYE 2010E	FYE 2011E	FYE 2012E	FYE 2013E	FYE 2014E
New Housing Starts (000s)	554	625	750	850	1,200	1,300
Average Size (sq. ft.) of New Starts	2,373	2,349	2,349	2,373	2,396	2,420

Total Size (sq. ft.) of New Starts (000s)	1,314,642	1,468,294	1,761,953	2,016,848	2,875,788	3,146,592
Net Revenue per Start	$2,971.3	$2,912.2	$2,912.2	$2,970.7	$3,030.4	$3,091.3
Net Revenue per New Square Foot	$1.25	$1.24	$1.24	$1.25	$1.26	$1.28
Net Revenue	$1,646.1	$1,820.1	$2,184.1	$2,525.1	$3,636.5	$4,018.7
Net Revenue Year-over-Year Growth %	n/a	10.6%	20.0%	15.6%	44.0%	10.5%
Cost of Goods Sold	1,452.9	1,602.5	1,925.8	2,229.6	3,218.2	3,564.6

Gross Profit	$193.2	$217.6	$258.4	$295.5	$418.3	$454.2
Gross Profit Margin %	11.7%	12.0%	11.8%	11.7%	11.5%	11.3%
Operating Expenses	237.5	241.1	260.8	282.7	327.1	335.5
Operating Expenses as % of Net Revenue	14.4%	13.2%	11.9%	11.2%	9.0%	8.3%

EBIT	$(44.3)	$(23.5)	$(2.5)	$12.8	$91.2	$118.7
EBIT Margin %	n/a	n/a	n/a	0.5%	2.5%	3.0%
Depreciation & Amortization	$17.0	$13.9	$14.7	$15.5	$16.5	$9.2
Other Non-operating Income	27.5	—	—	—	—	—

EBITDA	$0.2	$(9.6)	$12.2	$28.4	$107.7	$127.8
EBITDA Margin %	0.0%	n/a	0.6%	1.1%	3.0%	3.2%
Interest Expense	37.7	27.4	27.9	29.0	30.7	29.7
Net Income (loss)	(61.5)	(28.8)	(30.3)	(16.2)	60.5	63.0
Increase/(Decrease) in Working Capital	0.3	5.8	(8.9)	(48.6)	(73.0)	(14.6)
Total Debt (end of period)	$341.7	$350.3	$395.8	$465.9	$420.2	$374.6

        The foregoing information regarding the Purchaser Projections and Upside Case has been included in this Offer to Purchase because stockholders of the Company might view this information as material in considering the Offer. However, our inclusion of the Purchaser Projections and Upside Case in this Offer to Purchase should not be regarded as an indication that we believe that stockholders of the Company should rely on the Purchaser Projections or Upside Case in considering the Offer. Stockholders of the Company should be aware that we have not updated the Purchaser Projections or Upside Case to reflect events occurring since we developed the Purchaser Projections in July 2010.

  Limitations of Projections

        The nature of the Company Operating Plan, the Stretch Plan, the Purchaser Projections and Upside Case is inherently speculative, representing an attempt to estimate the Company's future performance given highly imperfect information. For key assumptions used in arriving at the Purchaser Projections and Upside Case, we have no compelling reason for having made the key assumptions that we used rather than any other assumption within a reasonable range. Stockholders of the Company considering whether to tender in the Offer should view the Company Operating Plan, the Stretch Plan, the Purchaser Projections and Upside Case accordingly. There will be differences between actual results and the results included in the Company Operating Plan, the Stretch Plan, the Purchaser Projections and Upside Case, and actual results for the periods to which such Company Operating Plan, Stretch Plan, Purchaser Projections and Upside Case relate may be materially greater or less than those contained in the Company Operating Plan, the Stretch Plan, the Purchaser Projections and Upside Case.

        The Company Operating Plan, Stretch Plan, Purchaser Projections and Upside Case were not prepared with a view to public disclosure or compliance with GAAP, guidelines of the SEC, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or any other similar body regarding projections or forecasts. The Company Operating Plan, Stretch Plan, Purchaser Projections and Upside Case have not been examined or compiled by registered public accountants, nor has any registered public accountant expressed any conclusion or provided any form of assurance with respect to them. The Company Operating Plan, Stretch Plan, Purchaser Projections and Upside Case were based on expectations, forecasts and assumptions at the time they were made concerning future events and involve risks and uncertainties, many of which are outside of Purchaser's or the Company's control, that could cause actual outcomes and results to differ materially from the Company Operating Plan, Stretch Plan, Purchaser Projections and Upside Case. These risks and uncertainties include, among other things, risks relating to changes in the supply and/or demand for, and/or price of, products that the Company distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended January 2, 2010 and in its periodic reports filed with the SEC from time to time. The Company Operating Plan, Stretch Plan, Purchaser Projections and Upside Case should be read together with the summary financial data of the Company set forth in, and the historical financial statements of the Company incorporated by reference in, this Offer to Purchase and available as described in "THE OFFER—Section 8. Certain Information Concerning the Company—Available Information."

        The Company is required by the federal securities laws to provide the Company's stockholders with a Solicitation Recommendation Statement of Schedule 14D-9 within ten business days from the date hereof. The Schedule 14D-9 will contain information and may include material non-public information that the Company believes is necessary for stockholders to make a decision with respect to the Offer. Purchaser urges all the stockholders of the Company to carefully review that document.

5.     Effects of the Offer and the Merger

        The consummation of the Offer and Merger will increase Purchaser's equity interest in the Company to 100%.

        As a result of the Offer and Merger, Purchaser will be entitled to all the benefits resulting from Purchaser's 100% ownership of the Company, including all income generated by the Company's operations and any future increase in the Company's value. Purchaser will realize all of the benefit in the estimated savings of approximately $3 million per year in costs related to being a public company. Similarly, Purchaser will also bear all of the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Offer and Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company after the Offer and Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Offer and Merger.

        The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company's common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange (the "NYSE") under the symbol "BXC." The purchase of Shares by Purchaser pursuant to the Offer may result in the termination of registration of the Shares under the Exchange Act and the delisting of the Shares from the NYSE. In addition, after the Merger, the Company will be a privately-held corporation and there will be no public market for the Shares, the Shares will cease to be quoted on the NYSE and price quotations with respect to sales of Shares in the public market will no longer be available, registration of the Shares under the Exchange Act will terminate, and the Company may no longer be required to file periodic reports with the SEC. See "THE OFFER—Section 7. Possible Effects of the Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations."

        Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a lower tax rate than short-term capital gains or ordinary income.

        As of the date of this Offer, Purchaser has not had any discussions with management regarding employment agreements, equity incentive plans and benefit arrangements. Following consummation of the Offer and the Merger, Purchaser may discuss with management potentially amending or entering into new employment agreements, equity incentive plans and benefit arrangements.

6.     Conduct of the Company's Business if the Offer is not Completed

        If the Offer is not completed because the Minimum Tender Condition is not satisfied or the 90% Condition or another condition is not satisfied or waived, Purchaser expects that the Company's current management team will continue to operate the business of the Company substantially as presently operated. In such event, Purchaser may consider, among other things:

  •
  engaging in open market or privately negotiated purchases of Shares to increase Purchaser's aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger;

  •
  proposing that Purchaser and the Company enter into a merger agreement; or

  •
  keeping outstanding the public minority interest in the Company, in which case the public stockholders of the Company would, absent a sale by them in the public markets, retain their Shares and would realize the benefit of any improvement in the Company's business or profitability but would bear the risk that the trading price per share could decline to a price that is less than the Offer Price.

        If Purchaser was to pursue any of these alternatives, it might take considerably longer for the public stockholders of the Company to receive any consideration for their Shares than if they had tendered their Shares in the Offer. Any such alternative could result in proceeds per Share to the public stockholders of the Company that are more or less than, or the same as, the Offer Price or could result in the trading price of the Shares increasing, decreasing or remaining unchanged. Purchaser has no obligation to pursue any of these alternatives if the Offer is not completed.

7.     Appraisal Rights; "Going Private" Rules

        APPRAISAL RIGHTS. Appraisal rights are not available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares in the Offer and, in the case of a merger other than a short-form merger, have neither voted in favor of the Merger nor consented thereto in writing, and who properly demand an appraisal of their Shares under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of their Shares, exclusive of any element of value arising from the accomplishments or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger, and to receive such amount in cash in lieu of the merger consideration. Delaware law defines such fair value as the stockholder's proportionate interest in the corporation as a going concern. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than, or the same as, the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the cash consideration paid in the Merger. Subject to certain limitations, a stockholder may withdraw his demand for appraisal by delivery to the Company of a written withdrawal of his demand for appraisal and acceptance of the Merger within 60 days after the effective date of the Merger.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Annex C to this Offer to Purchase.

        "GOING PRIVATE" RULES. Because Purchaser is an affiliate of the Company, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. Purchaser has provided such information in this Offer to Purchase and in a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

8.     Transactions and Arrangements Concerning the Shares

        Purchaser and the Company, among others, entered into a Registration Rights Agreement, dated as of May 7, 2004, pursuant to which, among other things, Purchaser and the Company agreed to the terms pursuant to which the Company shall register the Shares held by Purchaser by the filing of a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, and perform various other obligations and agreements related to such registration.

        Except as set forth elsewhere in this Offer to Purchase (including Annex A hereto), (i) none of Purchaser or, to the knowledge of Purchaser, any of the persons or entities listed in Annex A hereto, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) none of Purchaser or, to the knowledge of Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Annex A hereto), (i) neither Purchaser nor, to the knowledge of Purchaser, any of the persons listed on Annex A hereto, has any contract, arrangement, understanding or relationship with any other person, including any of the Company's current or former stockholders, with respect to any securities of the Company or with respect to the Offer and the Merger, and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser or, to the knowledge of Purchaser, any of the persons listed in Annex A hereto, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser or, to the knowledge of Purchaser, any of the persons or entities listed in Annex A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.     Related Party Transactions; Certain Transactions Between Purchaser and the Company

        The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Purchaser and certain of its affiliates. Information regarding these transactions, including the amounts involved, is set forth below, as well as in the Company's Proxy Statement for its May 20, 2010 Annual Meeting of Stockholders under "Certain Relationships and Related Transactions," and the Company's Annual Report on Form 10-K for the year ended January 2, 2010 under Note 11 to the Consolidated Financial Statements of the Company.

        Cerberus retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies, including the Company. Cerberus believes the terms of these consulting arrangements are favorable to the Company, or, alternatively, are materially consistent with those terms that would have been obtained by the Company in an arrangement with an unaffiliated third party. The Company has normal service, purchase and sales arrangements with other entities that are owned or controlled by Cerberus. Cerberus believes these transactions are not material to the Company's results of operations or financial position.

10.   Interests of Certain Persons in the Offer

        Financial Interests.    The financial interests of Purchaser with regard to the Offer Price are generally adverse to the financial interests of the stockholders being asked to tender their Shares.

        Executive Officers and Directors of the Company.    The stockholders being asked to tender their Shares should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer and any second-step merger that present them with actual or potential conflicts of interest, which will be described in the Schedule 14D-9.

        Potential Conflicts of Interest.    Five of the ten members of the board of directors of the Company are current or former employees of, or advisors to, Cerberus. Howard S. Cohen is Chairman of the Company's board of directors and an employee of Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus, Mark A. Suwyn is the former chairman of a company controlled by Cerberus, Steven Mayer is a Managing Director at Cerberus, Robert G. Warden is a Managing Director at Cerberus, and Richard Warner is a consultant to Cerberus. These positions present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to the Company's stockholders unaffiliated with Purchaser or any of its affiliates.

        Treatment of Options, Performance Shares and Restricted Shares.    Certain officers and directors of the Company, like many other employees of the Company, hold vested stock options, which may be exercised in accordance with their terms, and the Shares acquired thereby may be tendered in the Offer. Certain directors and executives of the Company own performance Shares or restricted Shares that may be tendered into the Offer. Following the Offer, any performance Shares or restricted Shares that have not been tendered will by reason of the Merger be converted into the right to receive $3.40 per Share net in cash without any interest and less any required withholding taxes.

        Continued Role of Management.    As of the date of this Offer, Purchaser has not had any discussions with management regarding employment agreements, equity incentive plans and benefit arrangements. Following consummation of the Offer and the Merger, Purchaser may discuss with management potentially amending or entering into new employment agreements, equity incentive plans and benefit arrangements.

        Employment Agreements.    Based on publicly available information filed by the Company, the Company does not have any employment agreements, severance agreements or other arrangements with any of its current executive officers that have any change of control provisions or similar provisions that would be in any way affected by the completion of the Offer.

THE OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in "THE OFFER—Section 4. Withdrawal Rights."

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the 90% Condition and the other conditions described in "THE OFFER—Section 12. Conditions of the Offer" (collectively, the "Tender Offer Conditions"). We may terminate the Offer without purchasing any Shares if certain events described in Section 12 occur.

        We reserve the right, from time to time, and subject to certain conditions, to waive any of the conditions to the Offer (other than the Minimum Tender Condition), increase the Offer Price or modify the terms of the Offer.

        If we extend the Offer or are delayed in our acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE OFFER—Section 4. Withdrawal Rights." However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of our Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the Offer by issuing a press release.

        If we make a material change in the terms of the Offer, or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining until the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole discretion, subject to the applicable rules and regulations of the SEC not to accept for payment any Shares if, at the expiration of the Offer, any of the Tender Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in Section 12 hereof.

        After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit the tender of additional Shares (a "Subsequent Offering Period"). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period and (v) the same form and amount of consideration is paid to stockholders in the Offer and the Subsequent Offering Period. Withdrawal rights are not available with respect to Shares tendered in a Subsequent Offering Period. If we include a Subsequent Offering Period, we may extend it from time to time.

        We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

        We are making a request of the Company for the use of the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon our receipt of these lists, we will mail this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the Expiration Date. In addition, subject to the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, in order to comply in whole or in part with any other applicable law. If we propose to delay payment for Shares accepted pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 under the Exchange Act, we will extend the Offer.

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "THE OFFER—Section 3. Procedures for Tendering Shares," (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. See "THE OFFER—Section 3. Procedures for Tendering Shares." Accordingly, tendering stockholders may be paid at different times depending upon when share certificates or book-entry confirmations with respect to Shares are actually received by DTC.

        For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for purposes of receiving payments from us and transmitting such payments to you. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with DTC), without expense to you, promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a subsequent offering period, the tendering Company stockholder must comply with the foregoing procedures, except that required documents and Share certificates must be received during the subsequent offering period.

        Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply in whole or in part with any applicable law (except for such laws that govern general legal compliance). If Purchaser is delayed in its acceptance for payment or is unable to accept for payment Shares pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in "THE OFFER—Section 1. Terms of the Offer" and "THE OFFER—Section 12. Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

        Signature Guarantees.    No signature guarantee is required on a Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Shares Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution").

        If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 5 and 7 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, or cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender such Shares by satisfying all of the requirements set forth below:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  (c)
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depository or transmitted by facsimile or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at your election and risk. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Company stockholder's acceptance of the Offer, as well as the tendering Company stockholder's representation and warranty that the Company stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Purchaser and you upon the terms and subject to the conditions of the Offer.

        Backup U.S. Federal Income Tax Withholding.    See the discussion under the heading "Backup Withholding Tax and Information Reporting" in "THE OFFER—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger."

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), unless your Shares are withdrawn, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will be deemed not effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser or any of its respective affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding on all parties.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

        You may withdraw Shares tendered in the Offer at any time on or before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 30, 2010 (if the Expiration Date has not occurred prior to that date), unless your Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that you are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

        For your withdrawal of Shares to be effective, the Depositary must timely receive at one of its addresses set forth on the back cover of this Offer to Purchase a written or facsimile transmission notice of withdrawal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "THE OFFER—Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser or any of its respective affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, you may re-tender withdrawn Shares by following one of the procedures for tendering Shares described in "THE OFFER—Section 3. Procedures for Tendering Shares" at any time prior to the Expiration Date.

        If we provide a subsequent offering period, no withdrawal rights will apply to Shares tendered in such subsequent offering period.

        Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply in whole or in part with any applicable law (except for such laws that govern general legal compliance). If Purchaser is delayed in its acceptance for payment or is unable to accept for payment Shares pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in "THE OFFER—Section 1. Terms of the Offer" and "THE OFFER—Section 12. Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.     Material United States Federal Income Tax Consequences of the Offer and the Merger

        The following is a general discussion of certain material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is for general information only and is not tax advice. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). Any such change could alter the tax consequences described herein.

        This summary assumes that a holder holds Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, and does not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, partnerships, holders liable for alternative minimum tax, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the Offer and the Merger. We urge you to consult your own tax advisors with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  U.S. Holders

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), and any estate or trust whose income is subject to U.S. federal income tax, regardless of its source (a "U.S. Holder").

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received (including any cash withheld for tax purposes) and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. If the U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

  Backup Withholding Tax and Information Reporting

        Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and will be subject to U.S. federal backup withholding tax (at a rate of 28%) unless the U.S. Holder provides proof of an applicable exemption or a correct tax identification number and otherwise complies with applicable requirements of the backup withholding rules (typically, by completing and signing a Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

  Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner that is, for U.S. federal income purposes, a nonresident alien individual (other than certain former citizens or residents subject to tax as expatriates), a foreign corporation or a foreign estate or trust.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with respect to Shares

        In general, any gain realized by a Non-U.S. Holder on the receipt of cash in exchange for Shares in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  (a)
  the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

  (b)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares, which gain may be offset by U.S. source capital losses); or

  (c)
  the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter, and the Company's common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. The Company believes that it is not, and for the past five years has not been, a U.S. real property holding corporation.

  Backup Withholding Tax and Information Reporting

        In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

        THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER. HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.     Market and Trading Information

        According to the Company, as of April 2, 2010, there were 32,676,562 Shares issued and outstanding, and there were outstanding options to purchase an aggregate of 2,011,366 Shares. The Shares currently are traded on the NYSE under the symbol "BXC". The following table shows the quarterly range of high and low sales prices for Shares as reported on the NYSE as reported in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010 with respect to the period occurring in fiscal year 2008 and as reported by published financial sources with respect to periods occurring in fiscal 2010 and 2009:

	High	Low
Fiscal Year 2010
Third Quarter (through July 30, 2010)	$3.96	$2.24
Second Quarter	6.32	2.51
First Quarter	4.11	2.51
Fiscal Year 2009 (ended January 2, 2010)
Fourth Quarter	$4.12	$2.60
Third Quarter	5.93	2.96
Second Quarter	4.60	2.25
First Quarter	3.30	1.20
Fiscal Year 2008 (ended January 3, 2009)
Fourth Quarter	$5.60	$1.02
Third Quarter	7.54	2.91
Second Quarter	6.00	3.57
First Quarter	5.97	2.96

        On July 21, 2010, the last full trading day prior to the date Purchaser first publicly announced its intention to acquire all the outstanding Shares not owned by Purchaser, the reported closing sales price per share on the NYSE was $2.51 per share. On July 30, 2010, the last full trading day prior to the commencement of the Offer, the reported closing sales price per share on the NYSE was $3.71 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

        The Company paid a cash dividend of $0.125 per Share for each of its fiscal quarters beginning in March 2005 and continuing through the fourth quarter of 2007. On December 5, 2007, the Company suspended the payment of dividends on the Shares for an indefinite period of time. According to the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010, resumption of the payment of dividends will depend on, among other things, business conditions in the housing industry, the Company's results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that the Company's board of directors may deem relevant. The Company is party to a revolving credit facility that imposes limitations on the ability of the Company to pay dividends. See "Item 8. Financial Statements and Supplementary Data" in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for a description of these limitations.

7.     Possible Effects of the Offer on the Market for the Shares; Listing; Exchange Act Registration and Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated, then, until the Merger takes place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there could no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly after consummation of the Offer would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer.

        Listing.    The Shares are currently listed on the NYSE. Regardless of the bid price per Share on the NYSE, depending on the number of Shares acquired pursuant to the Offer, following the completion of the Offer, the Shares may no longer be eligible for continued listing on the NYSE.

        According to the New York Stock Exchange Listed Company Manual, the Shares may no longer be eligible for listing on the NYSE if, among other things:

  •
  the total number of stockholders is less than 400;

  •
  the total number of stockholders is less than 1,200 and the average monthly trading volume is less than 100,000 shares; or

  •
  the number of publicly-held Shares is less than 200,000.

        The Shares held directly or indirectly by directors, officers, their immediate family members or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

        If the Shares were to cease to be listed on the NYSE prior to the Effective Time, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such listing would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, the ability of "affiliates" of the Company to dispose of such securities pursuant to Rule 144 under the Shares Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on NYSE. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated upon completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning the Company

        Except for the Company projections in "SPECIAL FACTORS—Section 4. Certain Projected Financial Information," the information concerning the Company contained in this Offer to Purchase has been prepared based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Cerberus, Purchaser or any of their respective affiliates or assigns or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Cerberus, Purchaser, or any of their respective affiliates or assigns or the Depositary.

        General.    The Company was incorporated in Delaware on August 26, 2004. On May 7, 2004, ABP, a newly formed company owned by Cerberus and members of management, acquired assets of Georgia-Pacific's distribution division. ABP subsequently merged into the Company. On December 17, 2004, the Company consummated an initial public offering. The Company distributes products in two principal categories: structural products and specialty products. Structural products include plywood, oriented strand board, rebar and remesh, lumber and other wood products primarily used for structural support, walls and flooring in construction projects. Specialty products include roofing, insulation, specialty panels, moulding, engineered wood products, vinyl products (used primarily in siding), composite decking and metal products (excluding rebar and remesh). The Company's customers include building materials dealers, industrial users of building products, manufacturing housing builders and home improvement centers. The principal executive offices of the Company are located at 4300 Wildwood Parkway, Atlanta, Georgia 30339 and its telephone number is (770) 953-7000.

        Financial Information.    The following table sets forth summary historical financial data for the Company as of and for each of the fiscal year ended January 2, 2010 and the fiscal year ended January 3, 2009. The selected financial information set forth below is extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2010 for the year ended January 2, 2010 (the "2009 10-K"), including the notes thereto, which contain more comprehensive financial information (including management's discussion and analysis of financial condition and results of operation). The following summary is qualified in its entirety by reference to the information contained in the 2009 10-K and the financial statements included as Item 8 thereof are incorporated by reference herein. Copies of reports and documents filed by the Company with the SEC may be obtained from the SEC as described below under "—Available Information." The Company historically has not reported a ratio of earnings to fixed charges and Purchaser has not attempted to calculate the ratio of earnings to fixed charges.

	Year Ended January 2, 2010	Year Ended January 3, 2009
	(In thousands, except per share data)
Statement of Operations Data:
Net Sales	$1,646,108	$2,779,699
Cost of Sales	1,452,947	2,464,766

Gross profit	193,161	314,933
Net income (loss)	$(61,463)	$(31,703)

Comparative per Share Data:
Basic net income (loss) per share applicable to common stock	$(1.98)	$(1.02)
Diluted net income per share applicable to common stock	$(1.98)	$(1.02)
Dividends declared per share of common stock	—	—
Book Value per Share(1)	1.57	3.17
Balance Sheet Data (at end of period):
Cash and cash equivalents	$29,457	$150,353
Working capital	247,722	320,527
Total assets	546,846	732,407
Total debt(2)	341,669	444,870
Shareholders' equity/parent's investment	$50,820	$102,852

        (1)   Book value per Share is not a term defined by generally accepted accounting principles. Book value per Share is calculated by dividing total stockholders' equity by the number of Shares outstanding.

        (2)   Total debt represents long-term debt, including current maturities.

        Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Company stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

9.     Certain Information Concerning Purchaser and Cerberus

        Purchaser.    Cerberus ABP Investor LLC is a Delaware limited liability company formed on March 10, 2004 and is controlled by Cerberus. The principal executive office of Purchaser is located at the same address as Cerberus' principal executive office listed below, and its telephone number at that address is the same telephone number as Cerberus' telephone number listed below.

        Cerberus.    Established in 1992, Cerberus Capital Management, L.P. along with its affiliates, is one of the world's leading private investment firms with approximately $23 billion under management. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus is headquartered in New York City with affiliate and/or advisory offices in the United States, Europe, the Middle East and Asia.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors, the executive officers and control persons of Purchaser and Cerberus are set forth in Annex A. None of Purchaser or any of the persons listed in Annex A hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Purchaser or any of the persons listed in Annex A hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        We do not think our financial condition is relevant to stockholders' decision whether to tender Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer, (iii) Purchaser has cash on hand to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger; and (iv) the Offer is not subject to any financing condition.

10.   Source and Amount of Funds

        The Offer is not conditioned upon any financing arrangements. We estimate that we will need approximately $49.6 million to consummate the Offer and the Merger. Subject to the conditions of the Offer being satisfied, investment funds managed by Cerberus will provide Purchaser with sufficient cash to consummate the Offer and the Merger. Following the consummation of the Offer and the Merger, Cerberus or its affiliates expect to offer to purchase the percentage interests in the Purchaser held by members of the Purchaser not affiliated with Cerberus (the "Non-Cerberus Members") for an amount equal to the Offer Price multiplied by the product of the Non-Cerberus Members percentage interest multiplied by 18,100,000. The aggregate consideration for the acquired percentage interests would be an amount up to $7,938,660. Cerberus expects to make such offer to purchase following consummation of the Offer and Merger to the Non-Cerberus Members, but there can be no assurances that Cerberus or its affiliates will make such an offer to the Non-Cerberus Members.

11.   Dividends and Distributions

        If, at any time on or after the date hereof, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights described in "THE OFFER—Section 12. Conditions to the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by Purchaser in its sole discretion.

        If, on or after the date hereof, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to Purchaser's rights described under the heading "THE OFFER—Section 12. Conditions to the Offer," appropriate adjustments to reflect such split, combination or change may be made by Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

12.   Conditions of the Offer

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser will not be required to accept for payment any tendered Shares, and may amend or terminate the Offer, if (i) at the Expiration Date the Minimum Tender Condition has not been satisfied, (ii) unless waived, there shall not have been validly tendered (and not withdrawn) a sufficient number of Shares, such that upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Purchaser would own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Offer or (iii) at any time on or after July 22, 2010 and prior to the Expiration Date, any of the following events shall have occurred:

  •
  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Company that, in the sole judgment of the Purchaser, has or might reasonably be expected to have a material adverse effect on the Company (an "Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the Offer or the Merger (a "Diminution in Value");

  •
  there has been threatened or instituted by, or there is pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a "Governmental Entity"), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any person or entity which (i) challenges the acquisition by Purchaser of any Shares pursuant to the Offer or the Merger, seeks to restrain, prohibit, delay or increase the cost of the making or completion of the Offer or consummation of the Merger, or would otherwise directly or indirectly adversely affect the Offer or the Merger, (ii) seeks to prohibit or materially limit the ownership or operation by the Company or Purchaser (or any affiliate of Purchaser) of all or any material portion of the business or assets of the Company or of Purchaser (or any affiliate of Purchaser), or to compel the Company or Purchaser (or any affiliate of Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser (or any affiliate of Purchaser) or of the Company as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company or Purchaser (or any affiliate of Purchaser) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Purchaser (or any affiliate of Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Purchaser (or any affiliate of Purchaser) of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to Purchaser;

  •
  there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or delays or increases the cost of the making or completion of the Offer or consummation of the Merger, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company or Purchaser (or any affiliate of Purchaser) of all or any material portion of the business or assets of the Company or of Purchaser and its affiliates taken as a whole, or compels the Company or Purchaser (or any affiliate of Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser and its affiliates taken as a whole or of the Company as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company or Purchaser (or any affiliate of Purchaser) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Purchaser (or any affiliate of Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Purchaser (or any affiliate of Purchaser) of any or all of the Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to Purchaser;

  •
  there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Offer or the Merger by any Governmental Entity or by the Company, or any other action has been taken by any Governmental Entity or the Company, that results or would result in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of the paragraph above;

  •
  there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the United States financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 index from July 30, 2010, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (v) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  the Company and Purchaser have reached an agreement or understanding that the Offer be terminated or amended or Purchaser (or one of its affiliates) has entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Shares or assets of the Company;

  •
  the Company has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock of any class, including, without limitation, the Shares or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company or any other person, (B) other securities in respect of, in lieu of or in substitution for Shares outstanding on April 2, 2010, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than debt incurred under its existing revolving credit facility, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value;

  •
  the Company has amended, or proposed or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents or Purchaser has learned that the Company has proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

  •
  a tender or exchange offer for some portion or all of the Shares has been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed or Purchaser has learned that (i) any person (including the Company), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Shares, taken together as a single class, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to July 30, 2010, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Shares, prior to such date has acquired or proposed to acquire additional Shares constituting more than one percent of the Shares, or has been granted any option or right to acquire more than one percent of the Shares, (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares, or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act (as defined herein) or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company;

  •
  any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

  •
  the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise effected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Offer or the Merger, which in the sole judgment of Purchaser in each case with respect to every matter referred to above makes it inadvisable to proceed with the Offer or with the acceptance for payment of, or the payment for, the Shares.

        The foregoing conditions are for the sole benefit of Purchaser and its respective affiliates (other than the Company) and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions or, except for the Minimum Tender Condition, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Offer.

13.   Certain Regulatory and Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, we are not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

        Antitrust Compliance.    Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade SEC and the Department of Justice, and one or more specified waiting periods expire or are earlier terminated. The purchase of Shares pursuant to the Offer is not subject to these requirements because Purchaser currently owns in excess of 50% of the issued and outstanding Shares.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the board of directors or the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, Purchaser owns at least 90% of the Shares, Purchaser could effect the Merger without prior notice to, or any action by, the board of directors or any other stockholder of the Company.

        State Takeover Laws.    A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least

85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (3) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Section 203 of the DGCL does not apply to a stockholder that became an "interested stockholder" at a time when the corporation was not publicly held. Because Purchaser owned its Shares prior to the Company's initial public offering and in any event has owned 15% or more of the Shares continuously for more than three years, Purchaser believes Section 203 of the DGCL does not apply to the Offer or the Merger.

  Litigation.

        Following the announcement of Purchaser's intent to make the Offer, on July 23, 2010, an individual shareholder of the Company filed a lawsuit in the Superior Court of Fulton County, Georgia commencing a purported class action lawsuit against the Purchaser, Cerberus, the Company and each of the individual board members of the Company. This complaint, styled as Kyle Habiniak v. Howard S. Cohen, et al. (Case No. 2010CV188733) seeks to enjoin the Offer and Merger and rescind the proposed transaction, to the extent already implemented.

        On July 27, 2010, an individual shareholder of the Company filed a lawsuit in the Superior Court of Cobb County, Georgia commencing a purported class action lawsuit against the Purchaser, the Company and each of the individual board members of the Company. This complaint, styled as Joseph J. Hindermann v. BlueLinx Holdings Inc., et al. (Case No. 101743548), seeks, among other remedies, to preliminarily and permanently enjoin the Offer and Merger, to rescind the proposed transaction, to the extent already implemented, and to impose a constructive trust in favor of the plaintiffs upon any benefits received by the defendants as a result of their wrongful conduct.

        In general, these complaints allege, among other things: (1) breaches of fiduciary duty by the Purchaser, Cerberus and the members of the Company's board of directors in connection with the Offer and the Merger; (2) that the proposed consideration offered by Purchaser is inadequate; and (3) that Purchaser is engaging in unfair self-dealing and acting to further its own interests at the expense of Company's minority shareholders. Purchaser believes that these cases have no merit.

14.   Fees and Expenses

        We have retained the Dealer Manager and Depositary in connection with the Offer. Each of the Dealer Manager and Depositary will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Dealer Manager may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

        The following is an estimate of fees and expenses to be incurred by Purchaser in connection with the Offer:

Dealer Manager	$400,000
Advertising	$100,000
Filing	$3,500
Depositary/Transfer Agent	$20,000
Legal, Printing and Miscellaneous	$1,976,500

Total	$2,500,000

        In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by Purchaser.

15.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in "THE OFFER—Section 8. Certain Information Concerning the Company" under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SOLICITATION OF PROXIES

        THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SOLICITATION WHICH THE PURCHASER OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

Cerberus ABP Investor LLC

August 2, 2010

 ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND CERBERUS

        Cerberus Capital Management, L.P. ("Cerberus") is the managing member of Cerberus ABP Investor LLC ("Purchaser"). The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers of Purchaser are set forth below. The business address and phone number of each such executive officer is Cerberus ABP Investor LLC, c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171, (212) 891-2100. All directors and executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Stephen A. Feinberg	Mr. Feinberg is a Senior Managing Director of Purchaser. Mr. Feinberg founded Cerberus and has been a Senior Managing Director of Cerberus for more than the past five years.
Lenard B. Tessler	Mr. Tessler is a Managing Director of Purchaser. Mr. Tessler has been a Managing Director of Cerberus for more than the past five years.
Steven F. Mayer	Mr. Mayer is a Managing Director of Purchaser. Mr. Mayer has been a Managing Director of Cerberus for more than the past five years.

        The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the executive officers of Cerberus are set forth below. All executive officers listed below are citizens of the United States. The principal executive offices of Cerberus are located at 299 Park Avenue, New York, New York 10171, telephone (212) 891-2100.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Stephen A. Feinberg	Mr. Feinberg is a Senior Managing Director of Cerberus. Mr. Feinberg founded Cerberus and has been a Senior Managing Director for more than the past five years.
William L. Richter	Mr. Richter is a Senior Managing Director of Cerberus. Mr. Richter co-founded Cerberus and has been a Senior Managing Director of Cerberus for more than the past five years.
Mark A. Neporent
Mr. Neporent is the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus. Mr. Neporent has been the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Seth P. Plattus
Mr. Plattus is the Chief Administrative Officer, Co-General Counsel and a Senior Managing Director of Cerberus. Mr. Plattus has been the Chief Administrative Officer, Co-General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Jeffrey L. Lomasky
Mr. Lomasky is the Chief Financial Officer and a Senior Managing Director of Cerberus. Mr. Lomasky has been the Chief Financial Officer and a Senior Managing Director of Cerberus for more than the past five years.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Andrew I. Kandel	Mr. Kandel is the Chief Compliance Officer, Co-General Counsel and a Managing Director of Cerberus. Mr. Kandel has been the Chief Compliance Officer, Co-General Counsel and Managing Director of Cerberus since 2007. Prior to that Mr. Kandel was a First Vice President and Assistant Counsel of Merrill Lynch for over eight years.
John W. Snow	Mr. Snow is the Chairman of Cerberus. Mr. Snow has been Chairman of Cerberus since 2006. Prior to that, Mr. Snow was Secretary of the Treasury of the United States from 2003 to 2006.
Kevin P. Genda	Mr. Genda is a Senior Managing Director of Cerberus. Mr. Genda has been a Senior Managing Director of Cerberus for more than the past five years.
William G. Gregory
Mr. Gregory is Vice Chairman of Cerberus. Mr. Gregory has been Vice Chairman of Cerberus since September 2008 and an employee of Cerberus since October 2005. Prior to that, Mr. Gregory was co-founder and co-chairman of Gregory & Hoenemeyer Investments.
J. Danforth Quayle	Mr. Quayle is Chairman of Cerberus Global Investments, LLC. Mr. Quayle has been Chairman of Cerberus Global Investments, LLC for more than the past five years.

        During the last five years, to the best knowledge of Cerberus, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        The general partner of Cerberus is Craig Court GP, LLC, a Delaware limited liability company. The sole managing member of Craig Court GP, LLC is Craig Court, Inc., a New York corporation. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the executive officers of Craig Court, GP, LLC are set forth below. The business address and phone number of each such executive officer is Craig Court, GP, LLC, c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171, (212) 891-2100. All executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
William L. Richter	Mr. Richter is a Senior Managing Director of Craig Court GP, LLC. Mr. Richter co-founded Cerberus and has been a Senior Managing Director of Cerberus for more than the past five years.
Mark A. Neporent
Mr. Neporent is a Senior Managing Director of Craig Court GP, LLC. Mr. Neporent has been the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus for more than the past five years.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Seth P. Plattus	Mr. Plattus is a Senior Managing Director of Craig Court GP, LLC. Mr. Plattus has been the Chief Administrative Officer, Co-General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Jeffrey L. Lomasky	Mr. Lomasky is a Senior Managing Director of Craig Court GP, LLC. Mr. Lomasky has been the Chief Financial Officer and a Senior Managing Director of Cerberus for more than the past five years.

        During the last five years, to the best knowledge of Cerberus, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        The sole managing member of Craig Court GP, LLC is Craig Court, Inc., a New York corporation. Stephen A. Feinberg is the sole director and is the President, Secretary and Treasurer of Craig Court, Inc. Mr. Feinberg founded Cerberus and has been a Senior Managing Director for more than the past five years. The business address and phone number of Mr. Feinberg is Craig Court, Inc., c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171, (212) 891-2100. Mr. Feinberg is a citizens of the United States. During the last five years, to the best knowledge of Cerberus, Mr. Feinberg has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

 ANNEX B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth (i) certain information with respect to the Shares beneficially owned by Purchaser and (ii) the purchases of Shares by Purchaser during the past sixty days. The security ownership information in the table below is given as of July 30, 2010 and, in the case of percentage ownership information, is based on 32,676,562 Shares outstanding as of April 2, 2010. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).

	Securities Ownership
Filing Person	Number	Percent	Securities Transaction for Past 60 Days
Purchaser	18,100,000	55.39%	None
All directors, officers and controlling equityholders of Purchaser as a group(1)	0	0%	None
All directors and officers of Purchaser as a group	0	0%	None

(1)
The Shares owned by Purchaser are not included in the Shares beneficially owned by the directors, officers and controlling equityholders of Purchaser.

B-1

 ANNEX C

GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS

  § 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

Registrar and Transfer Company

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, NJ 07016	(Guaranteed Delivery Form ONLY) Registrar and Transfer Company Attn: Reorg Dept. (908) 497-2311	Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, NJ 07016

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager at its telephone number and location listed below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower
One Bryant Park
New York, NY 10036

CALL TOLL-FREE (888) 803-9655

QuickLinks

  Exhibit (a)(1)(i)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
Company Operating Plan (dollars in millions)
Stretch Plan (dollars in millions)
THE OFFER
SOLICITATION OF PROXIES
ANNEX A DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND CERBERUS
ANNEX B SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ANNEX C GENERAL CORPORATION LAW OF DELAWARE SECTION 262 APPRAISAL RIGHTS
Registrar and Transfer Company